--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: December 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
Tanzi           Nicholas       M.               Metromedia Fiber Network, Inc. ("MFNX")        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            President & Chief Operating Officer
c/o Metromedia Company, One Meadowlands Plaza                              March 2000         -------------------------------------
---------------------------------------------                           --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                                                 Reporting Person
East Rutherford  New Jersey     07073                                      April 2000         ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
                        See Attachment A attached.
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4 and 5)      Year)
                                       ative        Year)
                                       Security

                                                             -----------------------------------------------------------

                                                                                                     Date      Expira-
                                                                                                     Exer-     tion
                                                             Code    V        (A)        (D)         cisable   Date
------------------------------------------------------------------------------------------------------------------------
Option to Buy                          $1.00(1)   3/15/2000     M                      210,000(1)   10/28/97  10/28/2007
------------------------------------------------------------------------------------------------------------------------
Option to Buy                          $1.00(1)   3/16/2000     M                      100,000(1)   10/28/97  10/28/2007
------------------------------------------------------------------------------------------------------------------------
Option to Buy                        $.476880(1)  3/17/2000     M                        1,760(1)    8/20/97   8/20/2007
------------------------------------------------------------------------------------------------------------------------
Option to Buy                          $1.00(1)   3/17/2000     M                       98,240(1)   10/28/97  10/28/2007
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Option to Buy
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Class A Common stock                                                D
------------------------------------------------------------------------------------------
Class A Common stock                                                D
------------------------------------------------------------------------------------------
Class A Common stock                                                D
------------------------------------------------------------------------------------------
Class A Common stock                                                D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                 2,513,360(1)       D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:

1.  Post April 17, 2000 2 for 1 stock split.




                                                                                            /s/ Nick Tanzi             10/24/2000
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)

Attachment A  -  Nicholas M. Tanzi - March 2000
-----------------------------------------------

                                   Transaction                                                          Ownership    Nature of
                                   Code          Securities                   Amount of                 Form:        Indirect
                       Transaction               Acquired or Disposed of      Securities Beneficially   Direct (D)   Beneficial
Title of Security      Date        Code V        Amount (1) A/D   Price (1)   Owned at end of           or Indirect  Ownership
                                                                              Month                     (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common         3/15/2000      A          210,000     A     $1.00                                    D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            5,000     D     $45.125                                  D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            3,000     D     $45.00                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            2,000     D     $44.50                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            3,400     D     $42.00                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S              200     D     $42.125                                  D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            1,800     D     $42.71875                                D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S           10,000     D     $43.00                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            3,200     D     $42.500                                  D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            9,800     D     $42.25                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            1,800     D     $42.6875                                 D
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       "               3/15/2000      S           20,200     D     $42.9375                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            2,800     D     $43.0625                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            6,600     D     $43.1875                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            7,600     D     $43.50                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S           17,000     D     $43.09375                                D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            2,000     D     $43.21875                                D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/15/2000      S            3,600     D     $43.3125                                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Class A Common        3/16/2000      A          100,000     A     $1.00                                    D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           10,000     D     $42.25                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           10,000     D     $42.4375                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           10,000     D     $42.65625                                D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           10,000     D     $42.75                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           20,000     D     $43.00                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S           30,000     D     $41.9375                                 D
------------------------------------------------------------------------------------------------------------------------------------


Attachment A  -  Nicholas M. Tanzi - March 2000
-----------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S            5,000     D     $41.21875                                D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/16/2000      S            5,000     D     $40.8125                                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Class A Common        3/17/2000      A            1,760     A     $.476880                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S            1,760     D     $44.50                                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Class A Common        3/17/2000      A           98,240     A     $1.00                                    D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.5625                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S            8,240     D     $44.50                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.4375                                 D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.75                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.625                                  D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.625                                  D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $44.25                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           10,000     D     $45.00                                   D
------------------------------------------------------------------------------------------------------------------------------------
       "               3/17/2000      S           20,000     D     $44.4375                                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Class A Common        3/22/2000      S           10,400     D     $45.906                                  I        Custodian for
                                                                                                                     minor children
------------------------------------------------------------------------------------------------------------------------------------
                                                                              110,000(2)                    D
------------------------------------------------------------------------------------------------------------------------------------

1. All share numbers and prices are post April 17, 2000 2-for-1 stock split.
2. In addition, as reported on Table II of this Form 4, Mr. Tanzi holds options to purchase 2,513,360 shares of the company's Class A common stock at exercise prices ranging from $.476880 to $19.875 per share.